SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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DST SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DST SYSTEMS, INC.

NOTICE AND PROXY STATEMENT

for

Annual Meeting of Stockholders

Tuesday, May 13, 2003

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet as described on the Voting Card or mark, date and sign the card and promptly return it in the envelope provided.

Mailing of this Notice and Proxy Statement, the accompanying Voting Card and the 2002 Annual Report commenced on or about March 31, 2003.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

_________________

Proxy Statement
and
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2003

_________________

        You are hereby notified of and cordially invited to attend the Annual Meeting of Stockholders of DST Systems, Inc., a Delaware corporation (“DST”), to be held at the offices of DST Systems, Inc., 333 West 11th Street, 3rd Floor, Kansas City, Missouri, at 10:30 a.m., Central Time, on Tuesday, May 13, 2003, to consider and vote upon the following matters:

1.	Election of three directors; and

2.	Such other matters which are now unknown to DST as may properly be brought before the Annual Meeting or any adjournment thereof.

        The Board of Directors has set the close of business on March 14, 2003 as the record date for determining which stockholders are entitled to notice of and to vote at this meeting or any adjournment thereof. A list of such stockholders will be available during the Annual Meeting for examination by any stockholder for any purpose germane to the meeting and will be available during regular business hours at the corporate offices of DST, 333 West 11th Street, Kansas City, Missouri, for the 10-day period prior to the Annual Meeting.

        It is important that your shares be represented at the meeting. Please vote your shares, regardless of whether you plan to attend the Annual Meeting. You may cast your votes by telephone or through the Internet as described on the Voting Card. Alternatively, please date the Voting Card, sign it and promptly return it in the envelope provided, which requires no postage if mailed in the United States.

        If you own shares registered in the name of a broker, you should receive a card from the broker on which you may direct the broker to vote such shares. Please promptly complete the card and return it to the broker.

        Any stockholder or stockholder’s representative who may need special assistance or accommodation to participate in the Annual Meeting because of a disability should contact DST’s Corporate Secretary at the above address, or by phone at (816) 435-4636. To provide DST sufficient time to arrange for reasonable assistance, please submit all such requests by May 1, 2003.

By Order of the Board of Directors,

Randall D. Young Vice President, General Counsel and Secretary

The date of this Notice is March 31, 2003. DST Systems, Inc.

333 West 11th Street Kansas City, Missouri 64105

_________________ PROXY STATEMENT _________________ Contents

PROXY STATEMENT

        This proxy statement is being mailed on or about March 31, 2003, to holders at the close of business on March 14, 2003 (the “Record Date”) of a total of 118,884,431 shares (the number outstanding as of the Record Date) of the common stock of DST Systems, Inc. (“DST Common Stock”). DST Common Stock has a par value of $.01 per share, and is the only outstanding class of voting securities of DST. Stockholders on the Record Date are entitled to vote on the proposal to be presented by the DST Board of Directors (the “DST Board”) at the Annual Meeting of Stockholders to be held at 10:30 a.m. Central Time, on Tuesday, May 13, 2003, at the principal executive offices of DST Systems, Inc. (“DST”), 333 West 11th Street, 3rd Floor, Kansas City, Missouri 64105 (“Annual Meeting”). The DST Board is soliciting your vote on the proposal and is also furnishing you with the Annual Report to Stockholders and Form 10-K of DST for the year ended December 31, 2002 (“Annual Report”).

VOTING

Proposal.   At the Annual Meeting the DST Board intends to present the election of three directors. The DST Board knows of no other matters that will be presented or voted on at the Annual Meeting. Stockholders do not have any dissenters’ rights of appraisal in connection with the proposal.

Quorum.   In order for any proposal to be approved at the Annual Meeting, a quorum of DST stockholders must be present at the meeting, either in person or through a proxy, regardless of whether such stockholders vote their shares. The presence in person or by proxy of the holders of a majority of the shares of DST Common Stock outstanding on the Record Date constitutes a quorum. All DST shares held through a broker or other nominee that votes at least some of the shares are generally considered present at the Annual Meeting.

Tabulation of Votes.  Each stockholder may cast one vote for each share of DST Common Stock held by such stockholder on the Record Date on all matters to be voted on at the Annual Meeting. Stockholders may vote cumulatively for directors. In other words, each stockholder may cast a number of votes equal to the number of shares of DST Common Stock held by such stockholder on the Record Date multiplied by the number of directors to be elected, and the stockholder may cast all such votes for a single nominee or distribute them among the nominees as the stockholder chooses. This Proxy Statement solicits discretionary authority to vote cumulatively for the election of directors, and the accompanying form of proxy as well as a telephone or Internet vote grants such authority. The directors are elected by a plurality of the shares voted by the stockholders. The plurality is determined by reference to the number of votes for each director nominee, and where, as here, there are three vacancies for director, the three nominees with the highest number of affirmative votes are elected. Votes respecting the election of directors may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes (which occur when a broker has not received directions from customers, and the broker cannot or does not vote the customers’ shares) will have no effect on a proposal to elect directors.

        On any proposal other than the election of directors, the percentage of shares required to be voted for the proposal depends on the proposal. For most proposals, the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the subject matter is required for the adoption of the proposal. The percentage of shares that have been affirmatively voted for a proposal is determined by dividing the affirmative votes by the total of the number of shares voted for the proposal, the number of shares voted against the proposal, the number of shares abstained from voting on the proposal, and broker non-votes. In other words, abstentions and broker non-votes will have the effect of votes against a proposal.

How Stockholders Vote.   Stockholders holding DST Common Stock on the Record Date in their own names (“Record Holders”), persons who participate in certain benefit plans* of DST or its subsidiaries and indirectly hold DST Common Stock on the Record Date through such plans (“Plan Participants”), and investors holding DST Common Stock on the Record Date through a broker or other nominee (“Broker Customers”) may vote such stock as follows:

        DST Common Stock Held of Record.  Record Holders may only vote their shares of DST Common Stock if they or their proxies are present at the Annual Meeting. Record Holders, through the Voting Card or through Internet or telephone voting, may appoint as their proxy the Proxy Committee, which consists of officers of DST whose names are listed on the Voting Card. The Proxy Committee will vote as specified by the stockholders (either on the Voting Card or through Internet or telephone voting) all shares of DST Common Stock for which it is the proxy. A Record Holder desiring to name as proxy someone other than the Proxy Committee may do so by crossing out the names of the Proxy Committee members on the Voting Card and inserting the full name of such other person. In that case, the Record Holder must sign the Voting Card and deliver it to the person named, and the person named must be present and vote at the Annual Meeting.

        If a stockholder does not specify when voting (either on the Voting Card or through Internet or telephone voting) how the shares of DST Common Stock represented thereby are to be voted, the Proxy Committee intends to vote such shares (a) for the election of the persons nominated by the DST Board to be directors (“Board Nominees”), and (b) in accordance with the discretion of the Proxy Committee upon such other matters as may properly come before the Annual Meeting.

        DST Common Stock Held Under the Plans.  Plan Participants may, by using the Voting Card, Internet or telephone voting, instruct the trustee of the Plans how to vote the shares allocated to the respective participant accounts. The trustee will vote all shares allocated to the accounts of Plan Participants as instructed by such participants. With respect to any shares of DST Common Stock not allocated to Plan accounts or for which Plan Participants have not given instructions to the trustee, the trustee must vote such shares in the same proportion as those shares for which it received instructions. The trustee may vote Plan shares either in person or through a proxy. The trustee intends to vote in the same manner as the Proxy Committee upon other matters as may properly come before the Annual Meeting.

        DST Common Stock Held Through a Broker or Other Nominee.  Each broker or nominee must solicit from the Broker Customers directions on how to vote the shares, and the broker or nominee must then vote such shares in accordance with such directions. Brokers or nominees are to forward soliciting materials to the Broker Customers, and, if requested, DST will reimburse their reasonable expenses in forwarding the materials. Whether brokers may vote the shares of Broker Customers when they have not received directions depends on the proposal and on the rules and procedures of the New York Stock Exchange (“NYSE”), which is the exchange that lists DST Common Stock for trading.

Revoking Proxy Authorizations or Instructions.  Until the polls close (or, in the case of Plan Participants, until the trustee of the Plans votes), votes of Record Holders and Broker Customers and instructions of Plan Participants to the Plan trustee may be recast (a)  by an Internet or telephone vote subsequent to the date shown on a previously executed and delivered Voting Card or to the date of a prior Internet or telephone vote or (b) with a later-dated, properly executed and delivered Voting Card. Otherwise, stockholders may not revoke their votes, even by attending the Annual Meeting, unless (a) for Record Holders, they deliver written revocation to the Corporate Secretary of DST at any time before the Chairman of the Annual Meeting closes the polls; (b) for Plan Participants, they follow the revocation procedures of the trustee; or (c) for Broker Customers, they follow the revocation procedures of the broker or nominee.

Attendance and Voting in Person at the Annual Meeting.  Attendance at the Annual Meeting is limited to Record Holders or their properly appointed proxies, beneficial owners of DST Common Stock having evidence of such ownership, and guests of DST. Plan Participants and Broker Customers, absent special direction to DST from the trustee, broker or nominee, may only vote by instructing the trustee, broker or nominee and may not cast a ballot at the Annual Meeting. Record Holders who have not appointed a proxy, or who have revoked the appointment of a proxy, may vote by casting a ballot at the Annual Meeting.

_________________

* The DST Systems of California, Inc. 401(k) Retirement Plan (“DST of California 401(k)”), the Employee Stock Ownership Plan of DST Systems, Inc. (“DST ESOP”), and the DST Systems, Inc. 401(k) Profit Sharing Plan (“DST 401(k)”) (each, a “Plan”).

PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF MANAGEMENT

        As of the Record Date, DST had outstanding 118,884,431 shares of DST Common Stock. The following table sets forth information as of the Record Date concerning the beneficial ownership of DST Common Stock by: (i) stockholders who have publicly filed a report acknowledging ownership of more than 5% of the outstanding DST Common Stock; (ii) the directors and certain executive officers of DST; and (iii) all of DST’s executive officers and directors as a group. Except as otherwise noted, the holders have sole power to vote and dispose of the shares. For purposes of incorporating a DST subsidiary in a foreign country, each of several DST officers holds a single share of such subsidiary’s stock. Such holdings constitute less than 1% of the subsidiary’s stock. No officer or director of DST owns any equity securities of any other subsidiary of DST.

Name and Address	Shares of	Percent
	DST Common	of Class[2]
	Stock[1]

Janus Capital Group Inc. (“JCG”) [3]	39,724,052	33.4

George L. Argyros[4]	9,479,240	8.0

A. Edward Allinson[5]	56,249	*
DST Director

Michael G. Fitt[6]	37,575	*
DST Director

Donald J. Kenney[7]	111,534	*
President and Chief Executive Officer (“CEO”) of EquiServe, Inc. (“EquiServe”)[8]

Thomas A. McCullough[9]	499,659	*
Executive Vice President and Chief Operating Officer (“COO”) of DST, DST Director

Thomas A. McDonnell[10]	991,379	*
President and CEO of DST, DST Director

William C. Nelson[11]	45,940	*
DST Director

Travis E. Reed [12]	9,175	*
DST Director

Charles W. Schellhorn[13]	422,130	*
President and CEO of DST Output, Inc. (“DST Output”)[14]; President of Argus Health
Systems, Inc. (“Argus”)[15]

M. Jeannine Strandjord[16]	33,491	*
DST Director

J. Michael Winn	140,493	*
Managing Director of DST International Limited (“DSTi”)[17]

All Executive Officers and Directors as a Group (16 Persons)[18]	2,955,809	2.5

_________________

*	Less than 1% of the outstanding DST Common Stock.

[1]	Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), share amounts shown for DST’s executive officers and directors include shares of DST Common Stock they may acquire upon the exercise of options which are exercisable at the Record Date or will become exercisable within 60 days of such date and shares of DST Common Stock they hold indirectly under the Plans or otherwise. An executive officer has disclaimed beneficial ownership of certain shares which are owned by a family member.

[2]	The percentage for each person or group is based on the number of shares outstanding as of the Record Date plus securities of such stockholder(s) deemed outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.

3

[3]	The address of JCG is 100 Fillmore Street, Suite 300 Denver, Colorado 80206-4923. The information is based on Amendment No. 2 filed January 10, 2003, to Schedule 13D filed July 10, 2000.

[4]	Mr. Argyros formerly served as a director of DST. Mr. Argyros’ address is 949 South Coast Drive, Suite 600, Costa Mesa, California 92626. The number of shares of DST Common Stock is based on information in a Form 4 for November 2001 filed by Mr. Argyros, and on information provided by Mr. Argyros to DST on February 27, 2002. The shares consist of 4,679,152 shares held by Mr. Argyros, 900 shares held by the Leon and Olga Argyros 1986 Trust, 536,502 shares held by the Argyros Foundation, 4,261,000 shares held by HBI Financial, Inc., and 1,686 shares held by GLA Financial Corporation. Mr. Argyros disclaims beneficial ownership of the shares held by the Argyros Foundation and the Leon and Olga Argyros 1986 Trust.

[5]	Mr. Allinson’s beneficial ownership includes 14,000 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date.

[6]	Mr. Fitt’s beneficial ownership includes 7,500 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 27,327 shares held in a trust.

[7]	Mr. Kenney’s beneficial ownership includes 100,000 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date.

[8]	EquiServe is a wholly-owned subsidiary of DST.

[9]	Mr. McCullough’s beneficial ownership includes 204,668 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date.

[10]	Mr. McDonnell’s beneficial ownership includes 365,215 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 41,022 shares allocated to his account in the DST ESOP.

[11]	Mr. Nelson’s beneficial ownership includes 30,294 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 200 shares held in an individual retirement account.

[12]	Mr. Reed’s beneficial ownership includes 5,000 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date, 2,500 shares held in a trust, and 675 shares held by Glendon Triverton, Inc. of which Mr. Reed is the president and sole shareholder.

[13]	Mr. Schellhorn’s beneficial ownership includes 223,806 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 27,206 shares allocated to his account in the DST ESOP.

[14]	DST Output is an indirect wholly-owned subsidiary of DST.

[15]	DST is a 50% owner of Argus.

[16]	Ms. Strandjord’s beneficial ownership includes 7,500 shares that may be acquired through options that are exercisable or will become exercisable within 60 days of the Record Date and 1,000 shares held in a trust.

[17]	DSTi is a wholly-owned subsidiary of DST.

[18]	The beneficial ownership of all executive officers and directors as a group includes 1,375,795 shares that may be acquired by the executive officers and directors through options that are exercisable or will become exercisable within 60 days of the Record Date. It also includes 126,458 shares allocated to the DST ESOP accounts of executive officers and the spouse of an executive officer, and 37,835 shares otherwise held indirectly. Individuals in the group have disclaimed beneficial ownership as to a total of 5,385 of the shares.

PROPOSAL
ELECTION OF THREE DIRECTORS

        The DST By-laws classify the DST Board into three classes and stagger the three-year terms of each class to expire in consecutive years. The term of office of one class of directors expires each year in rotation so that at each annual meeting of stockholders one class is up for election for a full three-year term. The terms of the three Board Nominees identified below are expiring at this Annual Meeting. Directors elected at the Annual Meeting will hold office for a three-year term expiring in 2006 or until their successors are elected and qualified.

        The Board Nominees are Thomas A. McCullough, William C. Nelson and Travis E. Reed. They are currently directors of DST, have indicated that they are willing and able to continue serving as directors if elected and have consented to being named as nominees in this Proxy Statement. If any of the Board Nominees should for any reason become unavailable for election, the Proxy Committee will vote for such other nominee as may be proposed by the Nominating Committee of the DST Board or, alternatively, the DST Board may reduce the number of directors to be elected at the meeting.

        Thomas A. McCullough, age 60, has served as a director of DST since 1990. He has served as Executive Vice President of DST since April 1987 and as COO since May 2001. His responsibilities include full-service mutual fund processing, remote service mutual fund client servicing, Automated Work Distributor products, information systems, securities transfer, product sales and marketing, and DST’s Winchester Data Center. Since September 2000, he has served as Chairman and CEO of Boston Financial Data Services, Inc. (“BFDS”), which is a joint venture of State Street Corporation (“State Street”) and DST. BFDS performs shareowner accounting services for mutual fund companies and remittance and proxy processing, teleservicing and class action administration services.

        William C. Nelson, age 65, has served as a director of DST since January 1996. In March 2001, he became Chairman of George K. Baum Asset Management, which provides investment services to individual investors, companies, and charitable organizations. In March 2000, Mr. Nelson retired from his positions as President, Kansas City Region, of Bank of America, N.A. and as Chairman of Bank of America Mid-West. Mr. Nelson had served since June 1988 as an executive officer of banks acquired by Bank of America. He is a director of Great Plains Energy, Inc.

        Travis E. Reed, age 68, has served as a director of DST since July, 2002. Mr. Reed is founder of Reed Investment Corporation, which purchases equity interests in various businesses, and has served as its President since 1977.

THE DST BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE BOARD NOMINEES

THE BOARD OF DIRECTORS

        Information About Present Directors.   In addition to the Board Nominees, who are described under the section Proposal herein, the following individuals are also on the DST Board for a term ending on the date of the annual meeting of stockholders in the year indicated.

      Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2004

        A. Edward Allinson, age 68, has served as a director of DST from 1977 to November 1990 and from September 1995 to present. He was Executive Vice President of State Street Bank and Trust Company (“State Street Bank”) and Executive Vice President of State Street, the parent company of State Street Bank, from March 1990 through December 1999. State Street is a financial services corporation that provides banking, trust, investment management, global custody, administration and securities processing services. From December 1999 through his retirement in October 2000, Mr. Allinson served as CEO and Chairman of the Board of EquiServe Limited Partnership, a stock transfer agent for publicly listed corporations. EquiServe Limited Partnership has become EquiServe, Inc., a wholly-owned subsidiary of DST. Mr. Allinson is also a director of Kansas City Southern (“KCS”).

        Michael G.  Fitt, age 71, has served as a director of DST since September 1995. He was CEO and Chairman of GE Employers Reinsurance Corporation (“ERC”), a reinsurance company, from 1980 through 1992 and its President from 1979 through October 1991. He retired from ERC in 1992. Mr. Fitt is also a director of KCS.

      Directors Whose Terms Expire at the Annual Meeting of Stockholders in 2005

        Thomas  A. McDonnell, age 57, has served DST as a director since 1971, as CEO since October 1984, and as President since January 1973 (except for a 30-month period from October 1984 to April 1987). He served as Treasurer of DST from February 1973 to September 1995 and as Vice Chairman of the Board from June 1984 to September 1995. He is a director of BHA Group Holdings, Inc., Blue Valley Ban Corp., Commerce Bancshares, Inc., Computer Sciences Corporation, Euronet Worldwide, Inc. and Garmin Ltd.

        M.  Jeannine Strandjord, age 57, has served as a director of DST since January 1996. Since January 1, 2003, she has served as Senior Vice President of Financial Services for Sprint Corporation (“Sprint”), a telecommunications company. Prior to holding such office, she served since November 1998 as Senior Vice President of Finance for Sprint’s Global Markets Group. She had previously served from 1985 to 1990 as Vice President of Finance and Distribution at AmeriSource, Inc., a Sprint subsidiary, and from 1990 to November 1998 as Senior Vice President and Treasurer for Sprint. She is a director of Euronet Worldwide, Inc. and six registered investment companies which are part of American Century Funds.

Board of Directors’ Meetings and Standing Committees

        Meetings.   The DST Board met eight times in 2002. The DST Board has established three standing committees: the DST Audit Committee, the DST Compensation Committee, and the DST Nominating Committee. During 2002, the DST Audit Committee held six meetings and the DST Compensation Committee held twelve meetings. The DST Nominating Committee did not hold formal meetings in 2002 but did recommend Mr. Reed’s nomination to the DST Board.

        DST Audit Committee.  The DST Audit Committee is comprised of directors who meet the NYSE’s standards of independence. The DST Audit Committee’s primary responsibilities are to oversee the internal and external audit functions of DST and to meet with and consider suggestions from members of management, the internal audit staff, and DST’s independent accountants concerning the financial operations of DST. The DST Audit Committee also reviews audited financial statements of DST and appoints, and approves the fee arrangement with, independent accountants and auditors for audit, advisory, and consulting services. The responsibilities and functions of the Audit Committee are set forth in a written charter of the DST Audit Committee adopted by the DST Board. Members of the DST Audit Committee are Ms. Strandjord

and Messrs. Fitt, Nelson and Reed. The DST Board appoints the members of the DST Audit Committee to serve staggered three-year terms. The DST Audit Committee Report is set forth herein.

        DST Compensation Committee.   The DST Compensation Committee’s primary responsibilities are to make determinations with respect to salaries and bonuses of and other compensation arrangements with DST officers and to administer DST compensation and benefit plans, including the DST Systems, Inc. 1995 Stock Option and Performance Award Plan (“Stock Award Plan”). Members of the DST Compensation Committee are Ms. Strandjord and Messrs.  Fitt, Nelson and Reed. The DST Board appoints the members of the DST Compensation Committee to serve one-year terms. The DST Compensation Committee Report on Executive Compensation is set forth herein.

        DST Nominating Committee.   The DST Nominating Committee’s primary responsibility is to recommend to the DST Board nominees to serve on the DST Board. Members of the DST Nominating Committee are Ms. Strandjord and Messrs. Allinson, Fitt, Nelson and Reed. The DST Board appoints the members of the DST Nominating Committee to serve one-year terms. The Nominating Committee will consider nominees for director timely proposed by stockholders in a written proposal notice as described in the “Other Matters” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation; Certain Business Relationships.   Thomas A. McCullough, Director and Executive Vice President and COO, serves on the Board of Directors of BFDS and as a member of that board’s Executive Committee. Since September 2000, Mr. McCullough has also served as Chairman and Chief Executive Officer of BFDS. Although the BFDS Board of Directors Executive Committee performs certain functions equivalent to those of a compensation committee, Mr. McCullough does not receive compensation from BFDS for serving as an officer or director of BFDS. BFDS uses DST’s mutual fund system and services as a remote client of DST. Certain subsidiaries of DST provide printing, mailing and other services to BFDS. For 2002, DST and its subsidiaries had revenues of $118,823,372 from BFDS and its subsidiaries.

Compensation of Outside Directors.   Members of the DST Board who are not employees of DST or its affiliates (“Outside Directors”) receive a fee of $4,000 for each meeting of the DST Board that they attend in person and a fee of $500 for each board meeting in which they participate by telephone. Outside Directors who are members of a DST Board committee receive a fee of $2,000 for each meeting of the committee that they attend in person and a fee of $500 for each committee meeting in which they participate by telephone. Outside Directors are reimbursed for their reasonable travel expenses in attending a meeting.

        Outside Directors may defer their compensation under the Directors’ Deferred Fee Plan, a non-qualified deferred compensation plan adopted September 19, 1995. Under the plan, directors who receive fees from DST may make an annual election to defer all or a part of any fees earned during the next calendar year. Each participant’s account will be credited with the amount of fees deferred. The account will be adjusted monthly by a rate of return on a hypothetical investment selected by the participant among certain participant-elected investment choices allowed by the plan, or, if investment choices are not elected as to all or a portion of the account, by an interest factor equal to a rate of return selected by the DST Board as provided in the plan. The benefits become distributable after termination of service as a director or in certain other circumstances as approved by the DST Compensation Committee. Fees to some directors previously deferred under an earlier plan, which terminated effective August 31, 1995, continue to be deferred and adjusted and will be distributed in accordance with such earlier plan.

        Each Outside Director receives under the Stock Award Plan grants of DST Common Stock (“Automatic Stock Grants”) and options to purchase DST Common Stock (“Automatic Options”). The Automatic Stock Grants and Automatic Options are made when the director first takes a position on the DST Board and on the date of each annual stockholders’ meeting if he or she will continue to serve as a director immediately following such meeting. The Stock Award Plan gives the DST Compensation Committee the discretion to determine from time to time the size of the grants. The Automatic Options become exercisable as follows: 50% on the day preceding the date of the first annual stockholders’ meeting after the date of grant of the option; an additional 25% on the day preceding the date of the second annual stockholders’ meeting after the date of grant of the option; and the remaining 25% on the day preceding the third annual stockholders’ meeting after the date of grant of the option, subject to earlier exercisability upon death, disability, retirement from the DST Board (after age 60 and five years service on the DST Board), or change in control of DST (as defined in the Stock Award Plan). In 2002, each Outside Director other than Mr. Reed received an Automatic Stock Grant of 500 shares and Automatic Options for 5,000 shares, and Mr. Reed, when he took a position on the DST Board during 2002, received an Automatic Stock Grant of 1,000 shares and Automatic Options for 10,000 shares. Automatic Options granted after April 2001 have a reload feature, which means replacement options (“Director Replacement Options”) are granted on the underlying options if the following conditions (“Director Reload Conditions”) occur (a) the underlying options are exercised by surrendering shares of DST Common Stock, (b) by the date of exercise of the underlying options the fair market value of DST Common Stock has increased by a certain percentage over the exercise price, (c) upon exercise of the underlying options the director has continuously served on the DST Board since the option grant date, and (d) for underlying options granted after September 2002, DST has not made certain changes to the accounting treatment of options and reload options.

        Beginning February 28, 2001, and continuing through September 30, 2003, Outside Directors may receive grants of options to purchase DST Common Stock (“Matching Options”) under the Matching Stock Option Grant Program described in the DST Compensation Committee Report on Executive Compensation herein. The DST Compensation Committee bases the grant of Matching Options to Outside Directors on the same factors considered in making grants to other participants. Director Replacement Options are granted to Outside Directors on Matching Options if Director Reload Conditions occur. The vesting, change of control and term provisions of the Matching Options are the same as the Matching Options granted to other participants in the program. The options terminate early if a director ceases board membership for reasons other than death, disability or retirement from the DST Board.

AUDIT MATTERS
DST Audit Committee Report

        The DST Audit Committee reviewed and discussed DST’s consolidated financial statements with management and DST’s independent accountants. The DST Audit Committee received management’s representation and the opinion of the independent accountants that DST’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The DST Audit Committee also discussed with DST’s independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        DST’s independent accountants provided the DST Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the DST Audit Committee discussed with the independent accountants the independence of their firm.

        Based upon such review and discussions, the DST Audit Committee recommended that the DST Board include the audited consolidated financial statements in DST’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission (“SEC”).

THE DST AUDIT COMMITTEE

Michael G. Fitt
William C. Nelson
Travis E. Reed
M. Jeannine Strandjord

DST’s Independent Accountants.   PricewaterhouseCoopers LLP (“PwC”) served as DST’s independent accountants as of and for the year ended December 31, 2002. As such, PwC performed professional services in connection with the audit of the consolidated financial statements of DST and the review of reports filed with the SEC. In addition, PwC reviewed control procedures of the mutual fund processing system of DST and provided certain other accounting, auditing and tax services to DST and certain of its subsidiaries.

        PwC fees during 2002 and 2001 were as follows:

        Audit Fees.  Fees for financial statement audits were approximately $977,537 during 2002 and $827,151 during 2001.

        Audit Related Fees.  Audit related fees were approximately $550,352 during 2002 and $655,079 during 2001. Of the 2002 amount, approximately $426,753 was related to attest services relating to Statement of Auditing Standards No. 70 reports and other controls reviews, approximately $52,200 was for financial statement audits of employee benefit plans, and approximately $71,399 was related to transaction due diligence. Of the 2001 amount, approximately $463,944 was related to attest services relating to Statement of Auditing Standards No. 70 reports and other controls reviews, approximately $27,200 was for financial statement audits of employee benefit plans, and approximately $163,935 was related to transaction due diligence. The DST Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of PwC.

        Tax Fees.   Tax fees were approximately $1,176,036 during 2002 and $939,228 during 2001. Of the 2002 amount, approximately $334,945 was for tax compliance services, approximately $133,116 was related to expatriate and other employee tax preparation services, and approximately $707,975 was for tax planning and advice. Of the 2001 amount, approximately $108,914 was for tax compliance services, approximately $137,020 was related to expatriate and other employee tax preparation services, and approximately $693,294 was for tax planning and advice. The DST Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of PwC.

        All Other Fees.   Fees related to all other services were approximately $130,665 during 2002 and $427,437 during 2001. Of the 2002 amount, approximately $101,323 was for non-attest services related to other controls reviews and approximately $29,342 was for consulting services related to a capital investment. Of the 2001 amount, approximately $259,437 was related to consulting for financial system selection and approximately $168,000 was related to consulting on general controls development. The DST Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of PwC.

        The DST Audit Committee has established procedures that prohibit the Committee from engaging an independent auditor to perform any service that the independent auditor is prohibited by the securities laws from providing. Such procedures require the Committee to pre-approve the auditor’s annual audit of the Corporation’s consolidated financial statements. They allow the Committee or the Committee Chairman to pre-approve or reject any other audit or non-audit services. The Committee has directed that the Chairman, with the assistance of DST’s Chief Financial Officer, present and describe at regularly scheduled Committee meetings all such pre-approved services. The Committee has established maximum periods in advance of the commencement of audit or non-audit services that such services should be presented for pre-approval. The Committee regularly examines whether the fees for auditor services exceed estimates. The Committee procedures recognize that pre-approval is not required under securities law regulations for certain non-audit services the aggregate amount of which does not exceed certain amounts paid by DST to its independent auditor (“DeMinimis Waiver”), and the procedures require the Chairman or the Committee to approve prior to completion of the audit any services subject to the DeMinimis Waiver. No such waiver has been applied to a non-audit service.

        The DST Audit Committee has appointed PwC to serve as independent accountants to audit the consolidated financial statements of DST as of and for the year ended December 31, 2003. Although the DST Audit Committee has selected PwC, it nonetheless may, in its discretion, retain another independent accounting firm at any time during the year if it concludes that such change would be in the best interest of DST and its stockholders.

        Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

EXECUTIVE COMPENSATION MATTERS

DST Compensation Committee Report on Executive Compensation

        Compensation Principles.  The DST Compensation Committee determined the base salaries for DST executive officers (the “DST Officers”) on the basis that such salaries be fair, reasonable and competitive. The DST Compensation Committee based other components of the compensation packages for the DST Officers on the principles that compensation for DST officers should be competitive and that such executive officers should be encouraged to have long-term ownership in DST and should be rewarded if DST stockholders experience an increase in the value of DST Common Stock.

        Overview of 2002 Compensation.  The compensation of DST Officers for 2002 consisted of base salary and awards issued pursuant to the Stock Award Plan. The Stock Award Plan allows the granting of restricted stock, stock options, cash bonuses and other forms of incentive compensation to DST Officers. For 2002, the awards granted to DST Officers under the Stock Award Plan included cash bonuses, options to purchase DST Common Stock, and restricted DST Common Stock (“Restricted Stock”) issued under the DST Systems, Inc, Executive Incentive Plan (the “Executive Incentive Plan”, which was adopted pursuant to, and as an implementation of, the Stock Award Plan). The DST Officers also participated during 2002 in certain other benefits available generally to DST officers and employees so that their base compensation packages for 2002 were competitive with compensation packages of other companies.

        Determination of 2002 Compensation.  In determining target levels of base salary and of total cash compensation and the types of awards to grant, the DST Compensation Committee considered the recommendations of an independent compensation consultant and analyzed data provided by the consultant. The consultant updated earlier surveys of comparable position compensation data and of proxy statement executive compensation data. The proxy statement data were from fourteen companies, eight of which are in the Current Peer Group shown in the Stock Performance Graph contained in this Proxy Statement, and the remainder of which the compensation consultant and the DST Compensation Committee believed were comparable in size, scope or complexity to DST or were in industries or businesses in which DST competes for customers or from which it would typically recruit executives. The DST Compensation Committee focused on the information in the surveys about officers with positions and responsibilities similar to each DST Officer.

        The DST Compensation Committee took the following actions with respect to each component of the compensation packages:

        Base Salaries.  With the advice of the independent compensation consultant, the DST Compensation Committee has set the target for the base salary of each DST Officer other than Mr. Kenney to be in approximately the 50th percentile of compensation levels for comparable positions shown in the surveys. Mr. Kenney’s base salary was determined prior to DST’s acquisition of EquiServe. The DST Compensation Committee has increased base salaries of certain DST Officers whose base salaries fell below the 50th percentile based on the updated survey data. The DST Compensation Committee has also examined the responsibilities of individual DST Officers in relation to the market and to each other and has made adjustments where it deemed appropriate. In some instances, base salaries vary from the 50th percentile of survey compensation levels.

        Cash Bonuses and Equity Awards.  As described in the section Other Compensation Plans and Arrangements herein, Mr. Winn received a cash bonus for 2002, the amount of which was tied to DSTi’s pre-tax earnings. The bonuses for other DST Officers were made under the Executive Incentive Plan. For all participants in the plan other than employees of EquiServe or of the Customer Management or Output Solutions business segments, the bonuses under such plan were based on a percentage of salary and depended 50% on the achievement of three-year cumulative threshold, target or maximum consolidated diluted DST earnings per share goals (“DST Cumulative Goals”) and 50% on the achievement of 2002 threshold, target or maximum consolidated diluted DST earnings per share goals. For participants in the plan who are employees of EquiServe, the bonuses were based on a percentage of salary and depended 50% on the achievement of 2002 threshold, target or maximum consolidated diluted DST earnings per share goals and 50% on the achievement of separate 2002 EquiServe threshold, target or maximum pre-tax income goals. For participants in the plan who are employees of the

Customer Management business segment, the bonuses were based on a percentage of salary and depended 25% on the achievement of DST Cumulative Goals and 75% on the achievement of 2002 Customer Management segment threshold, target or maximum pre-tax income goals. For participants in the plan who are employees of the Output Solutions business segment, the bonuses were based on a percentage of salary and depended 50% on the achievement of DST Cumulative Goals and 50% on 2002 Output Solutions segment threshold, target or maximum pre-tax income goals. The DST Compensation Committee established all such goals (collectively, the “Goals”).

        The DST Compensation Committee determined the percentage of each DST Officer’s salary (other than Mr. Winn) to be awarded as a bonus for 2002 at each level of Goals met by DST. The range of minimum percentages of base salary which could be awarded to officers other than Mr. McDonnell for 2002 if Goals were met was from 40% to 70%, and the range of maximum percentages was 120% to 210%. In establishing the ranges, the DST Compensation Committee set the target for each DST Officer’s total base salary and incentive compensation to be in the 75th percentile of the updated survey information, if DST met certain performance criteria.

        Under the Executive Incentive Plan for all DST Officers other than Mr. Winn, incentive compensation awarded if DST exceeds the threshold Goal consists of a combination of cash and an award (“Equity Award”) in the form of either Restricted Stock or stock options (“Equity Award Options”), as selected by each DST Officer. If the threshold Goal is met but not exceeded, all of the incentive bonus is paid in cash; for that portion of the bonus attributable to performance above the threshold Goal, 50% of the bonus is paid in cash and 50% is paid in the form of one of the two types of Equity Award.

        If Restricted Stock is selected by the DST Officer, the number of shares of Restricted Stock is determined by dividing the dollar amount of the portion of the bonus to be paid in the form of an Equity Award by the average of the highest and lowest reported sales of DST Common Stock on the NYSE on the date of the grant. If Equity Award Options are selected, the number granted is three times the number of shares of Restricted Stock that would have been granted to the DST Officer had he or she selected such stock for the Equity Award. Restricted Stock is subject to forfeiture if the DST Officer’s employment is terminated (for reasons other than retirement, disability, death or termination of employment by DST without cause) by DST prior to the first day of the fourth fiscal year after the plan year for which the incentive award was granted, on which day the restrictions are released. The restrictions are earlier released upon retirement, disability, death, termination of employment without cause by DST or change in control of DST (as defined in the Executive Incentive Plan). Equity Award Options become exercisable on the last day of the third calendar year following the calendar year for which the bonus allocated to the option was earned, subject to becoming exercisable earlier on retirement, death, disability, termination of employment without cause by DST, or change of control of DST (as defined in the Stock Award Plan). The options terminate early upon voluntary termination of employment by the DST Officer or termination of employment with cause by DST. Equity Award Options have a reload feature, which means replacement options (“Replacement Options”) are granted on the underlying Equity Award Options if the following conditions (“Reload Conditions”) occur: (a) the underlying options are exercised by surrendering shares of DST Common Stock, (b) by the date of exercise of the underlying options the fair market value of the DST Common Stock has increased by a certain percentage over the exercise price, (c) upon exercise of the underlying options the optionee has been continuously employed by DST or an affiliate of DST as described in the Stock Award Plan since the option grant date and (d) for underlying options granted after September 2002, DST has not made certain changes to the accounting treatment of options and reload options.

        The Executive Incentive Plan provides that no participant may receive an incentive award greater than 300% of such participant’s base salary as of the beginning of the plan year. Additionally, the aggregate value of all incentive awards for a calendar year under the Executive Incentive Plan may not exceed 10% of DST’s pre-tax income for that year.

Other Stock Options.  Messrs. McDonnell and McCullough received Replacement Options during 2002 as a result of Reload Conditions occurring with respect to certain of their options. In addition to any Replacement Options and Equity Award Options DST Officers received for 2002 compensation, DST Officers (other than Mr. Kenney) also continued participation in the Matching Stock Option Grant Program. The program is under the Stock Award Plan and allows participants to become eligible for grants of Matching Options if they acquire and hold DST Common Stock. The acquisitions of DST Common Stock upon which Matching Options are granted must be through either exercises of non-reloadable options or open market purchases. Each grant is at the discretion of the DST Compensation Committee which considers the history of a participant’s acquisition and retention of DST Common Stock from the date the program applied to the participant through the date the grant is considered. The number of Matching Options granted is based on the number of shares of DST Common Stock acquired (“Newly Acquired Shares”), and vesting is tied to retention of the Newly Acquired Shares for a three-year period. Replacement Options are granted to DST Officers on Matching Options if Reload Conditions occur. The Matching Stock Option Grant Program began in May 2000 and (except for the Outside Directors) ended in January 2003.

        In February 2000, DST Officers (other than Mr. Kenney) received upfront grants of options to purchase DST Common Stock (“Upfront Options”) in lieu of three years (2000, 2001 and 2002) of annual option grants that the DST Compensation Committee had traditionally granted. Replacement Options are granted on Upfront Options if Reload Conditions occur. The vesting and term of the Upfront Options were tied to a DST earnings per share goal. The number of Upfront Options granted was based on the number of options granted in 1999 (“Base Amount”). With advice from an independent compensation consultant, the DST Compensation Committee had derived the Base Amount for 1999 by analyzing the application of option pricing models and other valuation techniques to stock option data in the surveys of the independent compensation consultant and by considering the responsibility level of each officer receiving an option award and the total number of options previously granted to each such officer. For purposes of the upfront grant, the Base Amount for each DST Officer was multiplied by three (because the grant replaces for three years traditional annual grants) and then such number was reduced at the recommendation of the consultant to take into account the benefits of the Matching Stock Option Grant Program and of the reload feature of Matching and Upfront Options.

        In April 2001, following DST’s acquisition of a controlling equity interest in EquiServe, Mr. Kenney received an upfront grant of options (“Kenney Upfront Options”) to purchase DST Common Stock to replace for three years (2001, 2002, and 2003) the annual option grant that the DST Compensation Committee has traditionally granted DST Officers. The number of Kenney Upfront Options was based on the terms of an EquiServe offer of employment to Mr. Kenney, and the DST Compensation Committee believes the number reflects Mr. Kenney’s level of responsibility.

        The DST Compensation Committee believes that Replacement Options, Matching Options, Upfront Options and Kenney Upfront Options, and the reload features of each, encourage equity ownership in DST by DST Officers. DST Officers are incented to increase the value of DST Common Stock because (a) they are likely to increase their ownership and retention of DST Common Stock as a result of the Matching Stock Option Grant Program, (b) the vesting and term of Upfront Options is tied to achieving an earnings per share goal, and (c) the granting of Replacement Options is tied to an increase in the fair market value of DST Common Stock.

        As part of compensation for years subsequent to 2002, the DST Officers received upfront options with a grant date of November 1, 2002 (“New Upfront Options”). The DST Compensation Committee intends the grants to be in lieu of three years (2003, 2004 and 2005) of annual option grants for DST Officers other than Mr. Kenney and two years (2004 and 2005) of annual option grants for Mr. Kenney. The vesting and term of the New Upfront Options are tied to a DST earnings per share goal. The DST Compensation Committee determined the number of New Upfront Options by considering the responsibility levels of DST Officers and utilizing survey data provided by an independent compensation consultant.

        Compensation of the CEO.  The DST Compensation Committee determined Mr. McDonnell’s base salary of $575,000 in the same manner it determined the salaries of other DST Officers. McDonnell’s base salary is currently below the 50th percentile of survey compensation levels.

        Under the Executive Incentive Plan, Mr. McDonnell’s threshold, target and maximum incentive awards for 2002 were set at 85%, 170% and 255% of his base salary, respectively, if DST attained its threshold, target or maximum Goals. In establishing such ranges, the DST Compensation Committee set the targets for Mr. McDonnell’s total base salary and incentive compensation to be in the 75th percentile of updated survey information, if DST meets certain performance criteria.

        The number of options Mr. McDonnell received for 2002 compensation was determined as follows: (a) the number of Upfront Options Mr. McDonnell received in 2000 in part for his 2002 compensation were determined as described above (in the second paragraph under “Other Stock Options”); (b) the number of Matching Options he received in 2002 was based on his Newly Acquired Shares; and (c) the number of Reload Options he received in 2002 was based on the number of underlying options exercised to fulfill Reload Conditions. The terms of all such options are the same as those awarded the other DST Officers.

        Deductibility of Compensation.   Section 162(m) of the Internal Revenue Code contains a limitation (“162(m) Limitation”) of a public company’s deductions for federal income tax purposes of compensation expenses in excess of $1 million paid to the executive officers named in the company’s summary compensation table, which are the CEO and the four DST executive officers other than the CEO receiving the highest totals of salary and cash bonus for 2002 (“Named Officers”). Performance-based compensation which meets the requirements of Section 162(m) is excluded from the compensation subject to the 162(m) Limitation. The DST Compensation Committee believes DST has taken the steps required to exclude from calculation of the 162(m) Limitation any performance-based awards granted under the Stock Award Plan to the Named Officers.

THE DST COMPENSATION COMMITTEE

Michael G. Fitt
William C. Nelson
Travis E. Reed
M. Jeannine Strandjord

Stock Performance Graph

        The following graph shows the changes in value since December 31, 1997 of an assumed investment of $100 in: (i) DST Common Stock; (ii) the stocks that comprise the S&P 400 MidCap index[1]; (iii) the stocks that comprise a current peer group of companies (“Current Peer Group”)[2], and (iv) the stocks that comprise the peer group of companies for the Stock Performance Graph in DST’s 2002 proxy statement (“2002 Peer Group”) [3]. The table following the graph shows the dollar value of those investments as of December 31, 2002. The value for the assumed investments depicted on the graph and in the table has been calculated assuming that cash dividends, if any, are reinvested at the end of each quarter in which they are paid.

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002

DST Common	100.00	133.68	178.77	313.91	233.56	166.56
Stock Value

S&P 400 MidCap	100.00	119.12	136.65	160.57	159.60	136.44
Index Value

Current Peer	100.00	136.54	170.10	216.84	245.18	178.03
Group Value

2002 Peer	100.00	126.61	163.60	195.03	225.38	173.86
Group Value

[1]	Standard & Poor’s Corporation, an independent company, prepares the S&P 400 MidCap Index.

[2]	DST updated the 2002 Peer Group to include other companies in DST’s industry. DST selected the Current Peer Group based on information on comparable companies in DST’s industry developed by independent compensation consultants with the input of DST’s Chief Financial Officer. The companies in the Current Peer Group are: Acxiom Corporation; Affiliated Computer Services; Alliance Data Systems Corporation; Automatic Data Processing, Inc.; Bisys Group, Inc.; Concord EFS, Inc.; CSG Systems Intl. Inc.; First Data Corporation; Fiserv, Inc.; NCR Corporation; SEI Investments Co.; SunGard Data Systems, Inc.; and TeleTech Holdings Inc.

[3]	The 2002 Peer Group was based upon a group of comparable companies in DST’s industry comprised of: Automatic Data Processing, Inc.; Bisys Group, Inc.; First Data Corporation; Fiserv, Inc.; SunGard Data Systems, Inc., and MYND Corp. (through December 31, 2000, the date it was acquired by Computer Sciences Corporation).

Summary Compensation Table

The following table sets forth for the calendar years indicated the total compensation paid to or for the account of the Named Officers.

	Annual Compensation				Long Term Compensation Awards

				Other	Restricted	Number of
				annual	Stock	Securities	All Other
		Salary	Bonus	compensation	Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)	($)[3]	Options/SARs[4]	($)[5]

Thomas A. McDonnell	2002	575,000	977,500	83,283 [2]	487,164	767,570	111,151
DST President and CEO	2001	575,000	920,000	—	—	623,860	108,300
	2000	500,000	700,000	—	—	574,137	86,369

Thomas A. McCullough	2002	475,000	665,000	—	331,427	480,161	81,368
DST Executive Vice	2001	475,000	617,500	—	304,825	259,720	79,058
President and COO	2000	400,000	400,000	—	202,150	304,390	57,449

Charles W. Schellhorn	2002	340,000	340,000	—	169,429	150,000	48,156
DST Output President;	2001	340,000	340,000	—	167,830	252,055	49,029
Argus President	2000	340,000	272,000	—	—	225,859	43,857

Donald J. Kenney	2002	350,000	203,220	—	28,776	100,000	14,126
EquiServe President and	2001	262,500	337,500	—	—	150,000	2,125
CEO	2000	—	—	—	—	—	—

J. Michael Winn[1]	2002	289,800	408,618	—	—	150,000	64,443
DSTi Managing Director	2001	240,009	381,614	—	—	0	54,702
	2000	246,345	391,689	—	—	80,000	56,746

[1]	Amounts for Mr. Winn are converted from pounds to dollars on December 31 of the applicable year. The bonus amount for 2002 includes the minimum amount of the deferred portion of the 2002 bonus, which is $104,328. The total amount of the deferred bonus, which could grow by $52,164, is based on DSTi’s pre-tax earnings for 2003 as explained in the section “Winn Personal Retirement and Bonus Arrangements” herein. The bonus amount for each of 2001 and 2000 includes the portion of the bonus for such year which was deferred and paid based on DSTi’s pre-tax earnings in the following year.

[2]	This includes compensation of $72,160 to Mr. McDonnell for his personal use of aircraft leased by DST during 2002.

[3]	The Restricted Stock Grant Table following this table gives additional information about the restricted stock awards.

[4]	The numbers shown in this column (a) reflect the adjustment to options that occurred as a result of the two-for-one split of DST Common Stock in the form of a dividend of one share of DST Common Stock for every share held of record on October 6, 2000 (“October 2000 Two-for-One Stock Split”) and (b) for 2002 include (i) New Upfront Options granted November 1, 2002 in lieu of 2003, 2004 and 2005 annual grants for the Named Officers other than Mr. Kenney and in lieu of 2004 and 2005 annual grants for Mr. Kenney, (ii) Matching Options granted during 2002 under the Matching Stock Option Grant Program, and (iii) Replacement Options granted during 2002, all as described herein in the DST Compensation Committee Report on Executive Compensation.

[5]	All other compensation for Messrs. McDonnell, McCullough, Schellhorn, and Kenney for 2002 includes (i) employer matching contributions to their respective accounts under the DST 401(k) of $5,500, and (ii) employer discretionary profit sharing contributions to their respective accounts under the DST 401(k) of $8,000. All other compensation for Messrs. McDonnell, McCullough and Schellhorn for 2002 also includes respective contributions of $97,651, $67,868, and $34,656 to their accounts under the DST Systems, Inc. Supplemental Executive Retirement Plan (“Executive Retirement Plan”). All other compensation for Mr. McCullough for 2002 also includes a grant of 15 shares of DST Common Stock under the DST Systems, Inc. 1991 Stock Bonus Plan, Amended and Restated as of October 7, 2002 (“DST Stock Bonus Plan”), under which employees receive stock awards based upon years of service with DST. The closing price of DST Common Stock on the NYSE on the date of the grant under the DST Stock Bonus Plan to Mr. McCullough was $44.71. All other compensation for Mr. Kenney for 2002 also includes a contribution of $626 to his account under the EquiServe L.P. Cash Balance Retirement Plan (“EquiServe Retirement Plan”). All other compensation for Mr. Winn for 2002 is comprised of a contribution of $49,554 to his qualified retirement plan account, a payment of $13,976 for amounts Mr. Winn could not contribute to such account as a result of statutory limits, and $913 in term life insurance premiums.

Restricted Stock Grant Table

        Mr.  Winn has not received Restricted Stock as part of his compensation. The other Named Officers each selected Restricted Stock for their 2002 Equity Awards, and the number of shares granted to each of them equals the dollar amount of the portion of his bonus to be paid in the form of an Equity Award divided by the average of the highest and lowest reported sale prices of DST Common Stock on the NYSE on the date of grant. The restrictions on and the transferability of the stock are described in the DST Compensation Committee Report on Executive Compensation and in the section Other Compensation Plans and Arrangements. Holders of the Restricted Stock have the right to vote such stock and to receive any dividends or other distributions with respect to such stock. The following table includes shares received as a result of the October 2000 Two-For-One Stock Split. Mr. McCullough was granted 3,314 shares of Restricted Stock for 2000 compensation. Such shares are not shown in the following table because restrictions had lifted on such shares prior to December 31, 2002, as explained in the section “Employment Agreements” herein.

	Total Restricted Stock		Shares of	Number of Shares
	Held at End of Last		Restricted Stock	Shown in this	Date Restrictions Will Lapse if
	Completed Fiscal Year and		Granted in 2003	Table on Which	Shares Shown in this Table are Not
	12/31/02		for 2002	Restrictions Have	Forfeited and Number of Shares
	Market Value		Compensation	Lapsed

Named Officer	Total	Market Value			1/1/2005	1/1/2006
	Shares	($)

Thomas A. McDonnell	0	0	17,505	0	—	17,505
Thomas A. McCullough	7,256	257,951	11,909	0	7,256	11,909
Charles W. Schellhorn	7,843	278,819	6,088	3,848	3,995	6,088
Donald J. Kenney	0	0	1,034	0	—	1,034

Option/SAR Grants in Last Fiscal Year

The following table sets forth information about the options to acquire DST Common Stock granted the Named Officers during 2002.

	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration	Grant Date
Name	Granted[1]	Fiscal Year[2]	($/Sh)[1]	Date[1]	Present Value($)[3]

Thomas A. McDonnell	16,620.002		47.155	See note 1	400,376
	32,430.004		42.550	2/26/12	699,515
	318,175.042		46.875	2/28/10	7,572,565
	44,700.006		48.230	See note 1	1,102,749
	388,075.051		31.045	See note 1	5,918,144

Thomas A. McCullough	12,430.002		47.155	See note 1	299,439
	105,728.014		46.875	2/28/10	2,516,326
	61,170.008		48.230	See note 1	1,509,064
	25,833.003		43.905	2/28/10	565,226
	275,000.036		31.045	See note 1	4,193,750

Charles W. Schellhorn	150,000.020		31.045	See note 1	2,287,500

Donald J. Kenney	100,000.013		31.045	See note 1	1,525,000

J. Michael Winn	150,000.020		31.045	See note 1	2,287,500

[1]	The options granted during 2002 consist of Equity Award Options, Replacement Options, New Upfront Options and Matching Options, each category of which is described below and in the DST Compensation Committee Report on Executive Compensation:

a.

Equity Awards Options.   The $42.55 options granted to Mr. McDonnell are his Equity Award Options for 2001. Replacement Options are granted on these Equity Award Options if Reload Conditions occur. The Equity Award Options become exercisable December 31, 2004, subject to earlier exercisability upon a change in control of DST, retirement, death, disability or termination of employment by DST without cause. They have a term of ten years from the date of grant but terminate earlier as a result of voluntary termination of employment by Mr. McDonnell or termination of employment with cause by DST.

b.

Replacement Options.   The $46.875 and $43.905 options are Replacement Options. Additional Replacement Options are granted on these Replacement Options if Reload Conditions occur. Replacement Options become exercisable one year from the date of grant, subject to earlier exercisability upon a change in control of DST. They have the same term as the underlying options upon which they were granted but terminate earlier as a result of termination of employment, disability or death.

c.

New Upfront Options.   The $31.045 options are New Upfront Options. Replacement Options are granted on New Upfront Options if Reload Conditions occur. Upfront Options become exercisable March 1, 2008 subject to earlier exercisability if DST achieves an earnings per share goal set by the DST Compensation Committee when it made the grant or upon a change of control of DST. If accelerated exercisability applies, the term of the options is ten years from the grant date; otherwise the term expires April 30, 2008. The options terminate early for reasons of termination of employment, disability or death.

d.

Matching Options.   The $47.155 and $48.23 options are Matching Options. Replacement Options are granted on Matching Options if Reload Conditions occur. Matching Options become exercisable in three years and have a term of ten years if the Newly Acquired Shares upon which the matching grant was based are held for three years; otherwise, the options become exercisable in seven years and have a term of seven years and sixty days. They are earlier exercisable upon a change in control of DST. They are subject to earlier termination upon termination of employment, disability, or death.

19

The exercise price of each option granted in 2002 is equal to the average of the high and low price of DST Common Stock on the NYSE as of the date of the grant, and the Named Officers may pay the exercise price in cash or, subject to certain restrictions, with DST Common Stock. They may satisfy their minimum statutory tax withholding obligations by authorizing DST to withhold shares of DST Common Stock which would otherwise have been issuable on exercise, and, subject to certain restrictions, they may have additional shares withheld for withholding above the minimum requirement. Change in control of DST is defined in the Stock Award Plan, and in such event certain limited rights related to the options and defined in the Stock Award Plan also become immediately exercisable.

[2]	Options for a total of 7,659,948 shares of DST Common Stock were granted in 2002.

[3]	In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. DST’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The assumptions used to determine Grant Date Present Value varied depending on the date of the grant and on the type of grant. Each option granted was valued based on the assumption that the optionee held the option for a period of seven years. Assumptions of volatility ranged from 40.35% to 41.73% (based on the historical average weekly fair market value of DST Common Stock since October 1995), and assumptions of the risk free rates of return rate ranged from 3.54% to 5.06% (United States Government Zero Coupon Bonds on dates of grant with a seven year maturity). Each determination assumed a dividend yield of 0%. No adjustments were made for non-transferability or risk of forfeiture of the options. The real value of the options in this table depends upon the actual performance of DST Common Stock during the applicable period and upon the date the options are exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

        The following table gives aggregated information about the Named Officers’ exercises during 2002 of options to purchase DST Common Stock and shows the number and value of their exercisable and unexercisable options at December 31, 2002, which was DST’s fiscal year end.

			Number of Securities
			Underlying		Value of Unexercised
	Shares	Value	Unexercised Options/SARs		In-the-Money Options/SARs
	Acquired on	Realized	At		At
	Exercise		December 31, 2002		December 31, 2002 ($)

Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas A. McDonnell	545,414	10,164,143	0	1,565,567	0	1,682,305

Thomas A. McCullough	336,463	6,364,685	75,480	804,271	499,247	1,192,125

Charles W. Schellhorn	0	0	199,906	365,049	636,213	650,250

Donald J. Kenney	0	0	50,000	200,000	0	433,500

J. Michael Winn	0	0	140,000	150,000	1,026,944	650,250

Employment Agreements.  All of the Named Officers other than Mr. Kenney have employment agreements. An agreement between DST and Mr. McDonnell (the “McDonnell Agreement”) dated as of January 1, 2001 provides for employment at the base salary set by the DST Compensation Committee and subject to upward adjustment. The McDonnell Agreement is effective through December 31, 2005, unless earlier terminated as provided in the agreement. An agreement between DST and Mr. McCullough (the “McCullough Agreement”) dated as of January 1, 2001 provides for employment at the base salary set by the DST Compensation Committee and subject to upward adjustment. The McCullough Agreement is effective through December 31, 2003, unless earlier terminated as provided in the agreement. An agreement between DST and Mr. Schellhorn dated as of April 1, 1992 and amended as of October 9, 1995 (the “Schellhorn Agreement”), provides for Mr. Schellhorn’s employment at his base salary in effect at the date of execution of his agreement subject to adjustment from time to time by agreement of the parties.

        The McDonnell and McCullough Agreements provide for certain fringe benefits. They also provide for the early lifting of restrictions on certain Restricted Stock. The agreements provide that Messrs. McDonnell and McCullough shall hold such stock through the term of their respective agreements and shall not dispose of it except for the purpose of exercising options to purchase DST Common Stock. The agreements set the percentage of the salaries of Messrs. McDonnell and McCullough to be awarded as bonuses at each level of Goals set under the Executive Incentive Plan.

        Under each of the McDonnell, McCullough and Schellhorn Agreements (collectively, the “DST Employment Agreements”), employment may be terminated by the officer on at least 30 days’ notice to DST and by DST with or without cause. If DST terminates the employment without cause, the DST Employment Agreements entitle Messrs. McDonnell and McCullough to severance pay equal to 24 months’ base salary and 24 months’ reimbursement of costs of obtaining comparable life and health insurance benefits unless another employer provides such benefits, and the Schellhorn Agreement provides for such severance pay based on a 12 month period. Each DST Employment Agreement contains certain non-compete limitations in effect for a three-year period after the executive’s termination of employment.

        The DST Employment Agreements provide that the officers are eligible to participate in any DST incentive compensation plan and to receive other benefits DST generally makes available to its executive officers. The DST Employment Agreements also govern the officers’ employment after a “change in control”* of DST. If a change in control occurs during the term of any of the DST Employment Agreements, the officer would be entitled to the following: (a) continuation of the officer’s employment, executive capacity, salary, incentive compensation and benefits for a three-year period at levels in effect on the “control change date”*; (b) with respect to unfunded employer obligations under benefit plans, to a discounted cash payment of amounts to which the officer is entitled; (c) if the officer’s employment is terminated after the control change date other than “for cause”*, to payment of his base salary through termination plus a discounted cash severance payment based on his salary for the remainder of the three-year period and to continuation of benefits to the end of that period; (d) if the officer resigns after a change in control upon “good reason”* and advance written notice, to receive the same payments and benefits as if his employment had been terminated other than for cause; and (e) the placement in trust of funds to secure the obligations to pay any legal expense of the officer in connection with disputes arising with respect to the agreement. Each of the DST Employment Agreements provide for the relief in certain circumstances if amounts received by the executive constitute “Parachute Payments” under Section 4999 of the Internal Revenue Code.

        Mr. Winn, the Managing Director of DSTi, is subject to an employment agreement dated as of June 23, 1993. DSTi may terminate the agreement without notice “for cause”*, and either DSTi or Mr. Winn may terminate the agreement for any other reason by giving notice of not less than twelve months. The agreement permits DSTi to place Mr. Winn in an executive capacity other than Managing Director. It provides that Mr. Winn shall receive pension contributions, medical insurance, and certain fringe benefits and that Mr. Winn’s base salary shall be reviewed annually and is subject to increase by the board of directors of DSTi. The agreement contains certain non-compete limitations in effect for one year after Mr. Winn’s termination of employment. Mr. Winn’s bonus arrangements are discussed in the section Winn Personal Retirement and Bonus Arrangements herein.

_________________

*   Each of the employment agreements define these terms.

Other Compensation Plans and Arrangements.   In addition to certain compensatory plans and arrangements generally available to employees, the Named Officers participate as indicated in the following plans and arrangements:

        Stock Award Plan.   All of the Named Officers have received awards under the Stock Award Plan. Stockholders from time to time have approved the plan and certain amendments to it and have approved and reapproved the performance-based criteria described in the plan as required for certain exclusions from the 162(m) Limitation. The Stock Award Plan provides for the automatic, periodic grant of stock options to Outside Directors and gives the DST Compensation Committee the discretion to award incentives to selected DST employees and Outside Directors in the form of options, reload options, restricted stock, stock appreciation rights, limited rights, performance shares, performance units (including performance-based cash awards), dividend equivalents, stock, or any other right, interest or option relating to shares of DST Common Stock granted pursuant to the Stock Award Plan.

        In the event of a change in control of DST (as defined in the Stock Award Plan), vesting of awards (including options) will be automatically accelerated and all conditions on awards shall be deemed satisfactorily completed without any action required by the DST Compensation Committee so that such award may be exercised or realized in full on or before a date fixed by the DST Compensation Committee. Subject to the terms of the Stock Award Plan, the DST Compensation Committee has discretion with respect to the terms of any agreements documenting such awards.

        DST Systems, Inc. Executive Plan (“Excess ERISA Plan”).   Messrs. McDonnell, McCullough and Schellhorn participated in the Excess ERISA Plan, a non-qualified deferred compensation plan terminated effective December 31, 1995. Account balances for each participant remain subject to the terms of the Excess ERISA Plan. Prior to termination of the Excess ERISA Plan, DST credited each participant’s account with the value of contributions DST would have made to the various qualified plans maintained by DST without regard to statutory contribution limits and eligibility requirements, less the amount actually contributed to such qualified plans on the participant’s behalf. The accounts, which became fully vested upon termination of the Excess ERISA Plan, become distributable after termination of employment or in certain instances as approved by the DST Compensation Committee.

        Executive Retirement Plan.   Credits have been made to the accounts of Messrs. McDonnell, McCullough, Kenney and Schellhorn under an Executive Retirement Plan adopted by the DST Compensation Committee. The credits equal the value of contributions DST would have made to various qualified plans maintained by DST and of forfeiture amounts that would have been credited to such accounts but for the application of certain statutory contribution limits. The accounts are adjusted annually by a rate of return on a hypothetical investment selected by the participant among certain participant-elected investment choices allowed by the plan, or, if investment choices are not elected as to all or a portion of the account, by an interest factor equal to a rate of return selected by DST as provided in the plan. The accounts vest based on years of service or upon a change in control, as defined in the plan.

        Executive Incentive Plan.   Messrs. McDonnell, McCullough, Kenney and Schellhorn have received awards under the Executive Incentive Plan. Incentive awards issued under the Executive Incentive Plan are subject to restrictions and limitations imposed under the terms of the Stock Award Plan. Participants in the Executive Incentive Plan are all DST officers, DST employees holding the managerial title of director and such employees of more than 50% subsidiaries or at least 50% owned affiliates as hold officer or managerial director positions and have been designated as participants by the DST Compensation Committee. If for a given plan year DST achieves diluted earnings per share, segment pre-tax earnings or other goals set by the DST Compensation Committee, participants may receive awards based on percentages of annual base salaries. Under the Executive Incentive Plan, Equity Awards which may be granted as part of compensation, if goals set by the DST Compensation Committee are met, consist of either Equity Award Options or Restricted Stock.

        Restricted Stock and the vesting and term of Equity Award Options are described in the DST Compensation Committee Report on Executive Compensation herein. The Restricted Stock is not transferable during the period of restriction except to family members or trusts for family members, and the stock remains subject to the restrictions after such permitted transfers. The Equity Award Options are not transferable. In the event of retirement after age 60, termination because of disability or without cause, or a change in control, as defined in the Executive Incentive Plan, the restrictions on the Restricted Stock are released and the Equity Award Options are exercisable.

        Matching Stock Option Grant Program.   All of the Named Officers other than Mr. Kenney participated in this program, under which the DST Compensation Committee at its discretion through January 2003 could grant options to purchase DST Common Stock based on a Named Officer’s Newly Acquired Shares. The program and the vesting and term of options granted thereunder are described in the DST Compensation Committee Report on Executive Compensation.

        Boston EquiServe L.P. Deferred Compensation Plan (“Deferred Compensation Plan”).   Mr. Kenney participates in this plan. Within the parameters of the plan, participants can elect to defer participant-designated percentages of base salary and bonus. Prior to 2002, the plan also provided for matching contributions and/or discretionary contributions to be made at the sole discretion of EquiServe. Participant accounts are credited with earnings based on hypothetical investments in certain mutual funds designated by the participant. Participants are fully vested in salary deferral contributions and vest in employer contributions based on years of service or upon death, disability, retirement or a change in control, as defined in the plan. The account balance can be withdrawn upon termination of employment, death, or disability, at a fixed date pre-selected by the participant, or for healthcare or educational needs.

        Officer Trusts.   DST has established trusts that are intended to secure the rights of its officers, directors, employees, and former employees under the employment continuation commitments of certain employment agreements, the Directors’ Deferred Fee Plan, the Executive Incentive Plan, the Excess ERISA Plan and the Executive Retirement Plan. The function of each trust is to receive contributions by DST and, in the event of a change in control of DST where DST fails to honor covered obligations to a beneficiary, the trust shall distribute to the beneficiary amounts sufficient to discharge DST’s obligation to such beneficiary. The trusts require DST to be solvent as a condition of making distributions. The trusts are revocable until a change in control of DST (as defined in the trusts) and terminate automatically if no such change in control occurs prior to December 31, 2004, unless the trusts are extended prior to such date. EquiServe has established a similar trust to secure the rights of its eligible employees under the Deferred Compensation Plan. The function of the trust is to receive contributions by EquiServe and to honor covered obligations to beneficiaries. The trust requires EquiServe to be solvent as a condition of making distributions. The trust securing the Deferred Compensation Plan is irrevocable unless amended by EquiServe and the trustee per the terms of the trust.

        EquiServe Retirement Plan.   Mr. Kenney participated in this plan, which was terminated effective June 30, 2002, prior to which it was generally available to all EquiServe employees. All benefits under the plan have been distributed. Mr. Kenney received full distribution of his benefit of $2,216 in cash on October 31, 2002. The plan was a defined benefit qualified retirement plan that described a participant’s accrued benefit as a hypothetical account balance. Each calendar quarter, participants were credited with an annual pay-based amount based upon their years of service as follows:

Years of Service	Pay-Based Credits as a
Percentage of Compensation
1-4	3.0%
5-9	4.0%
10-14	5.5%
15 or more	7.0%

In addition, in each calendar quarter earnings were credited to the participant’s account in an amount equal to the greater of (i) the then prevailing one-year treasury bill rate plus 1% or (ii) 5.33%. The Plan was amended effective December 31, 2001 to cease further pay-based credits; interest credits continued to accrue through June 30, 2002.

        Winn Personal Retirement and Bonus Arrangements.   Under a qualified retirement plan available to all DSTi employees, DSTi makes a contribution up to a statutory limit to Mr. Winn’s personal retirement account. DSTi makes a supplemental payment to Mr. Winn of 20% of his annual salary less the amount contributed to the qualified plan account. If DSTi achieves annual threshold, target or maximum levels of pre-tax earnings, then Mr. Winn receives a cash bonus based on a percentage of his salary. The percentage amount depends on the level of pre-tax earnings achieved over a one-year period and cumulatively over a three-year period. If DSTi achieves the threshold level, Mr. Winn earns a bonus equal to 50% of his salary. If DSTi achieves the target level, the bonus equals his salary. If DSTi achieves the maximum level, the bonus equals 150% of his salary. Payment of 30% of the bonus is deferred for one year. The deferred portion may be reduced by 20% if DSTi’s pre-tax earnings do not exceed the threshold level for the following year. It may grow by 20% if DSTi’s pre-tax earnings meet or exceed the maximum level for the following year.

OTHER MATTERS

General Information.  DST will bear the cost of the Annual Meeting, including the cost of mailing the proxy materials. Proxies may also be solicited by telephone, in person or otherwise by directors, officers and employees not specifically engaged or compensated for that purpose. DST has retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost not expected to exceed $5,000 plus expenses. In addition, DST may reimburse brokerage firms and other persons representing beneficial owners of DST Common Stock for their expenses in forwarding this Proxy Statement, the Annual Report and other DST soliciting materials to the beneficial owners.

Stockholder Proposals.   Stockholders may as described below submit proposals for consideration at a stockholders’ meeting. No stockholder proposals are being considered at this Annual Meeting.

        Inclusion of Stockholder Proposals in the 2004 Annual Meeting Proxy Statement.   If a stockholder desires to have a proposal included in DST’s Proxy Statement for the annual meeting of stockholders to be held in 2004, the Corporate Secretary of DST must receive such proposal on or before November 28, 2003, and the proposal must comply with the applicable SEC laws and rules and the procedures set forth in the DST By-laws. DST will require any proposed nominee for election as a director or stockholder proposing a nominee to furnish a consent of the nominee and may reasonably require other information to determine the eligibility of a proposed nominee to serve as a director or to properly complete any proxy or information statement used for the solicitation of proxies.

        Timely Notice to DST of Nominations for Director and Other Stockholder Proposals.   The DST By-laws provide that a stockholder proposal (other than a proposal requested to be set forth in the Proxy Statement, as noted above) may not be made at an annual meeting unless the Corporate Secretary of DST has timely received it. A proposal to nominate a director is timely if received not less than 60 days nor more than 90 days prior to the meeting, and any other proposal is timely if received not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that the DST Board designates the meeting to be held at a date other than the second Tuesday in May and gives notice of or publicly discloses the date of the meeting less than 60 days prior to its occurrence, the Corporate Secretary of DST must receive the written proposal not later than the close of business on the 15th day following the date of the notice or public disclosure of the meeting date, whichever first occurs.

        Under these requirements, proposals (other than proposals submitted for inclusion in the proxy statement) to be timely for the 2004 annual meeting must be received by the Corporate Secretary of DST no earlier than February 11, 2004 and no later than March 12, 2004 if they pertain to nominees for director and no earlier than January 12, 2004 and no later than February 11, 2004 if they pertain to proposals other than director nominations.

        Contents of Notice of Proposal.   A stockholder proposal must be in the form of a written notice of proposal. The required contents of the notice depend on whether the proposal pertains to nominating a director or to other business. A stockholder’s notice pertaining to the nomination of a director shall set forth: (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of DST that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee; (b) as to the stockholder giving the notice, (i) the name and address of the stockholder, and (ii) the class and number of shares of capital stock of DST that are beneficially owned by the stockholder and the name and address of record under which such stock is held; and (c) the signed consent of the nominee to serve as a director if elected.

        A stockholder’s notice concerning business other than nominating a director shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the class and number of shares of capital stock of DST that are beneficially owned by the stockholder and the name and address of record under which such stock is held, and (d) any material interest of the stockholder in such business. The Chairman of the annual meeting has the power to determine whether the proposed business is an appropriate subject for and was properly brought before the meeting.

        Section 16(a)  Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires DST’s directors and certain of its officers, and each person, legal or natural, who owns more than 10% of DST Common Stock (each, a “Reporting Person”), to file reports of such ownership with the SEC, the NYSE, and DST. Based solely on review of the copies of such reports furnished to DST, and written representations relative to the filing of certain forms, no person other than James P. Horan, a DST senior vice president, was late in filing such a report for fiscal year 2002. Mr. Horan exercised options for 60,000 shares on February 7, 2002 and reported the exercise on a Form 4 for March 2002.

        Availability of Annual Report.   The Annual Report includes the Form 10-K for the year ended December 31, 2002 (without exhibits) as filed with the SEC. DST will furnish without charge upon written request a copy of the Form 10-K. The Form 10-K includes a list of all exhibits thereto. DST will furnish copies of exhibits listed in the Form 10-K upon written request to DST Corporate Secretary, 333 W. 11th Street, Kansas City, Missouri, 64105. The requestor must pay DST’s reasonable expenses in furnishing such exhibits. Each such request for the Form 10-K or exhibits must identify the person making such request as a beneficial owner of DST Common Stock entitled to vote at the Annual Meeting. The Form 10-K is available at www.dstsystems.com and the Form 10-K including exhibits filed therewith is available at www.sec.gov.

        Householding for Broker Customers.   Pursuant to the rules of the SEC, services that deliver DST’s communications to Broker Customers may deliver to multiple stockholders sharing the same address a single copy of DST’s Annual Report and Proxy Statement. DST will promptly deliver upon written or oral request a separate copy of the Annual Report and/or Proxy Statement to any stockholder at a shared address to which a single copy of the documents was delivered. Written requests may be made to the DST Corporate Secretary, 333 West 11th Street, Kansas City, Missouri 64105, and oral requests may be made by calling the DST Corporate Secretary’s Office at (816) 435-4636. Any stockholder who wants to receive separate copies of the Proxy Statement or Annual Report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker or other nominee holder of record.

By Order of the Board of Directors,

Randall D. Young Vice President, General Counsel and Secretary

Kansas City, Missouri March 31, 2003 26
DST SYSTEMS, INC. C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8694 EDISON, NJ 08818-8694 Voter Control Number Your vote is important. Please vote immediately.
Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/dst		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE
☒	Please mark votes as in this example.

DST SYSTEMS, INC.

By signing this card, you are authorizing the Proxy Committee (if you own Cert and ESPP shares) and the Trustee of the DST Benefit Plan(s) (if you own Benefit Plan Shares) to vote your shares as you specify on the proposal presented at the Annual Meeting or any adjournment thereof and to vote in their respective discretion on other proposals that may properly come before such meeting.

To vote in accordance with all of the DST Board of Directors’ recommendations, please sign and date; you need not mark any boxes. The DST Board of Directors recommends that you vote FOR the proposal.

1.	Election of Three Directors

(01)	Thomas A. McCullough
(02)	William C. Nelson
(03)	Travis E. Reed
For All Nominees	☐	☐	Withhold For All Nominees
For All Except	☐	(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

SEE IMPORTANT INFORMATION ON THE REVERSE SIDE OF THIS CARD.

Mark box at right if you plan to attend the Annual Meeting of Stockholders.	☐	Mark box at right if an address change has been noted on the reverse side of this card	☐

Please be sure to sign exactly as your name appears on this card and to date this Voting Card.

For Cert and ESPP shares, all joint owners must sign, and executors, administrators, trustees, officers of corporate stockholders, guardians and attorneys-in-fact must indicate the capacity in which they are signing. For Benefit Plan Shares, the Plan Participant must sign.

Stockholder/ Plan Participant sign here	Date	Co-owner sign here	Date

DETACH HERE

DST SYSTEMS, INC.

Annual Meeting of Stockholders - May 13, 2003

THE DST BOARD OF DIRECTORS SOLICITS YOUR VOTE

The DST Board is making the proposal, and it is not related to or conditioned on the approval of any other proposals which may come before the Annual Meeting.

The Cert number shown on the front of the card is the number of shares you held in certificate form as of the close of business on the Record Date (March 14, 2003). The ESPP number shown on the front of the card is the number of shares you held of record as of the close of business on the Record Date through your DST Employee Stock Purchase Plan book entry account with DST’s transfer agent. The Proxy Committee appointed by the DST Board that will vote your Cert and ESPP shares is comprised of Thomas A. McDonnell, Randall D. Young and Kenneth V. Hager. If you do not specify how you authorize the Proxy Committee to vote your Cert and ESPP shares, you authorize it to vote FOR the proposal.

The ESOP, 401k and C401 numbers shown on the front of the card (“Benefit Plan Shares”) are the total number of shares you held as of the close of business on the Record Date through your participation in any of the DST Employee Stock Ownership Plan, the DST 401(k) Profit Sharing Plan, or the DST Systems of California 401(k) Plan. If you fail to return this Voting Card or do not specify your vote, the Trustee of the applicable plan will vote the shares allocated to your benefit plan account(s) in the same proportion as the shares held by the plan for which the Trustee receives voting instructions.

You may revoke this proxy in the manner described in the Proxy Statement dated March 31, 2003, receipt of which you hereby acknowledge.

PLEASE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR MAKE YOUR
INSTRUCTIONS BY TELEPHONE AT (877) 779-8683 OR ELECTRONICALLY AT http://www.eproxyvote.com/dst.

IF YOUR ADDRESS HAS CHANGED, PLEASE NOTE THE NEW ADDRESS BELOW.